Exhibit 99.1

                  1-800-FLOWERS.COM(R) Reports Strong
 EBITDA and EPS Improvements on Record Revenues of $145.8 Million for
                    its Fiscal 2008 First Quarter


    -- Net loss for the quarter improved 22 percent to $5.8 million, or $0.09 per share, compared with $7.4 million, or $0.11 per share, in the prior year period.

    -- EBITDA* loss for the quarter improved 45 percent, or $2.7 million, to $3.4 million compared with a loss of $6.1 million in the prior year period reflecting increased gross profit margin and improved operating expense ratio. (Earnings Before Interest, Taxes, Depreciation and Amortization)

    -- Total revenues for the quarter increased 6.3 percent to $145.8 million, compared with $137.1 million in the prior year period, driven by the Company's Consumer Floral and BloomNet Wire Service businesses.

    (*A reconciliation of GAAP Net Income to EBITDA is included as part of the attached tables.)


    CARLE PLACE, N.Y.--(BUSINESS WIRE)--Oct. 23,
2007--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), the world's leading florist and a provider of specialty gifts for all occasions, today reported record revenues of $145.8 million for its fiscal first quarter ended September 30, 2007, representing an increase of 6.3 percent compared with revenues of $137.1 million reported in the prior-year period. Excluding the Company's Home and Children's Gift category, total revenues increased approximately 8 percent compared with last year's first quarter. The Company noted that the solid revenue growth was achieved despite the fact that the fiscal first quarter is its lowest in terms of revenues due to the lack of gifting occasions during the summer months.

    Highlighting the fiscal first quarter results was the improved operating leverage the Company achieved, reducing its operating expense ratio (which excludes depreciation and amortization) by 100 basis points to 43.4 percent compared with the prior year period. Gross margin for the quarter also improved, up 110 basis points to
41.1 percent, driven primarily by a 90 basis point improvement in gross margin in the Company's Consumer Floral business. The combination of these factors resulted in an EBITDA improvement for the quarter of $2.7 million, or 44.7 percent, to ($3.4) million compared with ($6.1) million in the prior year period.

    Jim McCann, CEO of 1-800-FLOWERS.COM, said, "For the period, revenue growth was driven by the strong performance in our Floral category, including our flagship 1-800-FLOWERS.COM consumer brand and our BloomNet wire service business. Importantly, during the quarter we continued to enhance our gross profit margin and operating expense ratio, achieving improvements of 110 basis points and 100 basis points respectively. Combined with the revenue growth, this enabled us to improve our bottom-line significantly, with EBITDA up almost 45 percent and net income improving more than 20 percent compared with the prior year. We anticipate continued improvements in these areas throughout fiscal 2008."

    McCann said continued growth of the 1-800-FLOWERS.COM consumer floral business, coming on the largest base in the industry, is "helping us extend our market leadership position. Building on this, we recently announced an exciting partnership with Martha Stewart Living Omnimedia, Inc., to create an exclusive co-branded floral, plant and gift basket program called Martha Stewart for 1-800-Flowers.com(TM). This program will launch in the spring of 2008 leveraging the best of both brands - lifestyle icon Martha Stewart's unparalleled design talent with our Company's relationships with our millions of customers and our unique same-day, any-day distribution capabilities." McCann also noted that the Company's BloomNet wire service continued to build market share during the fiscal first quarter, growing revenues 38 percent through a combination of increased penetration of its expanded suite of products and services and by capturing a growing volume of the orders sent between florists. "We have built, what we believe is the highest quality network of florists in the industry and we are committed to helping them not just survive in a contracting marketplace, but to thrive." McCann noted that BloomNet florists are now uniquely positioned to benefit from the Company's industry-leading growth.

    During the fiscal first quarter, the Company attracted 506,000 new customers, of whom 73 percent, or 372,000, came to the Company through its online channels. These customers were attracted by the strength of the 1-800-FLOWERS.COM brand as well as its expanded Specialty Brands gift offerings. More than 1.3 million customers placed orders during the quarter, of which 62 percent were repeat customers. This reflects the Company's ongoing focus on deepening the relationship with its existing customers as their trusted source for gifts and services for all of their celebratory occasions.

    CATEGORY RESULTS:

    The Company provides selected financial results for its Floral and Specialty Brands business categories in the tables attached to this release and as follows:

    FLORAL:

    -- 1-800-FLOWERS.COM Consumer Floral: During the fiscal 2008 first quarter, revenues in this category increased 6.0 percent to $87.6 million compared to $82.7 million in the prior year period. E-commerce revenues for the category grew 7.2 percent for the period. Gross margin for the quarter increased 90 basis points to 38.9 percent compared with 38 percent compared in last year's first quarter. This, combined with enhanced operating leverage, resulted in Category EBITDA improvement of
        51.8 percent, or $4.0 million, to $11.9 million compared with $7.9 million in the prior year period. (The Company defines Category EBITDA as earnings before interest, taxes, depreciation and amortization and before allocation of corporate overhead expenses.)

    -- BloomNet Wire Service: Revenues increased 38 percent to $9.9 million compared with $7.2 million in the year ago period. Gross margin was 56.7 percent, a decline of 50 basis points compared with 57.2 percent in the prior year period. Category EBITDA increased 50.6 percent to $2.6 million compared with $1.7 million in last year's first quarter.

    SPECIALTY BRANDS:

    -- Gourmet Food and Gift Baskets: Revenues increased 4.2 percent to $23.2 million compared with $22.2 million in the prior year period. Revenue growth in this category reflects the seasonally slower first quarter summer months. Gross margin was 40.9 percent, up 260 basis points compared with 38.3 percent in the year ago first quarter. Category EBITDA was ($1.9) million compared with ($1.6) million in the prior year period. Fiscal first quarter results in this category reflect product mix as well as expenses incurred in preparation for planned growth in the category's key fiscal second quarter, which includes the holiday shopping period.

    -- Home and Children's Gifts: Consistent with management's plan and previous guidance, revenues for the quarter were $24.7 million, flat compared with the prior year period. Gross margin was 41.3 percent compared with 41.6 percent in the prior year period, while Category EBITDA was ($2.3) million compared with ($1.9) million in the prior year period. Based on management's previously provided guidance for reduced investment spending in this category, the Company anticipates improved category EBITDA in the current fiscal second quarter, traditionally its strongest period.

    Company Guidance:

    The Company reiterated its guidance for fiscal 2008 which calls for revenue growth of 7-to-9 percent with EBITDA growth in a range of 20-to-25 percent and EPS growth of 30-to-35 percent compared with fiscal 2007. Regarding its current fiscal second quarter, which includes the calendar-year-end holiday period, the Company expects the period will represent approximately 35-to-37 percent of full-year revenues.

    Definitions:

    EBITDA: Net income (loss) before interest, taxes, depreciation and amortization. The Company presents EBITDA because it considers such information a meaningful supplemental measure of its performance and believes it is frequently used by the investment community in the evaluation of similarly situated companies. The Company also uses EBITDA as one of the factors used to determine the total amount of bonuses available to be awarded to executive officers and other employees. The Company's credit agreement uses EBITDA (with additional adjustments) to measure compliance with covenants such as interest coverage and debt incurrence. EBITDA is also used by the Company to evaluate and price potential acquisition candidates. EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Some of these limitations are: (a) EBITDA does not reflect changes in, or cash requirements for, the Company's working capital needs; (b) EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the Company's debts; and (c) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA does not reflect any cash requirements for such capital expenditures. Because of these limitations, EBITDA should only be used on a supplemental basis combined with GAAP results when evaluating the Company's performance.

    About 1-800-FLOWERS.COM(R)

    For more than 30 years, 1-800-FLOWERS.COM Inc. - "Your Florist of Choice(R)" - has been providing customers around the world with the freshest flowers and finest selection of plants, gift baskets, gourmet foods, confections and plush stuffed animals perfect for every occasion. 1-800-FLOWERS.COM(R) offers the best of both worlds: exquisite, florist-designed arrangements individually created by some of the nation's top floral artists and hand-delivered the same day, and spectacular flowers shipped overnight "Fresh From Our Growers(sm)." Customers can "call, click or come in" to shop 1-800-FLOWERS.COM 24/7 at 1-800-356-9377 or www.1800flowers.com. As always, 100 percent satisfaction and freshness are guaranteed. The 1-800-FLOWERS.COM collection of brands also includes home decor and children's gifts from Plow & Hearth(R) (1-800-627-1712 or www.plowandhearth.com), Wind & Weather(R) (www.windandweather.com), HearthSong(R) (www.hearthsong.com) and Magic Cabin(R) (www.magiccabin.com); gourmet gifts including popcorn and specialty treats from The Popcorn Factory(R) (1-800-541-2676 or www.thepopcornfactory.com); exceptional cookies and baked gifts from Cheryl&Co.(R) (1-800-443-8124 or www.cherylandco.com); premium chocolates and confections from Fannie May Confections Brands(R) (www.fanniemay.com and www.harrylondon.com); gourmet foods from GreatFood.com(R) (www.greatfood.com); wine gifts from Ambrosia.com (www.ambrosia.com); gift baskets from 1-800-BASKETS.COM(R) (www.1800baskets.com) and the BloomNet(R) international floral wire service, which provides quality products and diverse services to a select network of florists. 1-800-FLOWERS.COM, Inc. stock is traded on the NASDAQ Global Select Market under ticker symbol FLWS.

    Special Note Regarding Forward-Looking Statements:

    This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's expectations or beliefs concerning future events and can generally be identified by the use of statements that include words such as "estimate," "project," "believe," "anticipate," "intend," "plan," "foresee," "likely," "will," "goal," "target" or similar words or phrases. Forward-looking statements include, but are not limited to, statements regarding the Company's expectations for continued improvement in Company and category EBITDA and EPS and the Company's guidance with respect to fiscal 2008, including its fiscal second quarter. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the company's control, that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements, including, among others: the Company's ability to achieve its revenue and profitability growth guidance for fiscal year 2008; its ability to reduce costs and enhance its profit margins; its ability to manage the increased seasonality of its businesses; its ability to effectively integrate and grow its acquired companies; its ability to cost effectively acquire and retain customers; its ability to compete against existing and new competitors; its ability to manage expenses associated with sales and marketing and necessary general and administrative and technology investments; its ability to cost efficiently manage inventories; its ability to leverage its operating infrastructure; and general consumer sentiment and economic conditions that may affect levels of discretionary customer purchases of the Company's products. For a more detailed description of these and other risk factors, please refer to the Company's SEC filings including the Company's Annual Report on Form 10-K for the fiscal year ended July 1, 2007 and its subsequent Quarterly Reports on Form 10-Q. The Company expressly disclaims any intent or obligation to update any of the forward-looking statements made in this release or in any of its SEC filings except as may be otherwise stated by the Company.

    Conference Call:

    The Company will conduct a conference call to discuss the attached financial results today, Tuesday, October 23rd, 2007 at 11:00 a.m. ET. The call will be "web cast" live via the Internet and can be accessed from the Investor Relations section of the 1-800-FLOWERS.COM web site at www.1800flowers.com A recording of the call will be posted on the Investor Relations section of the Company's web site within 2 hours of the call's completion. A replay of the call can be accessed via telephone beginning at 2:00 p.m. (EDT) on 10/23/06 through midnight on 10/24/06 at: 1-888-203-1112 (domestic) or 1-719-457-0820
(international). Enter reservation #4823800.

   (Note: Attached tables are an integral part of this press release without which the information presented in this press release should be considered incomplete.)



               1-800-FLOWERS.COM, Inc. and Subsidiaries
                Condensed Consolidated Balance Sheets
                            (In thousands)

                                 September 30, 2007    July 1, 2007
                                 ------------------ ------------------
                                    (unaudited)
Assets
Current assets:
     Cash and equivalents        $            3,821 $           16,087
     Receivables, net                        20,915             17,010
     Inventories                             83,163             62,051
     Deferred income taxes                   23,040             19,260
     Prepaid and other                       18,342              9,576
                                 ------------------ ------------------
     Total current assets                   149,281            123,984

Property, plant and equipment,
 net                                         62,666             62,561
Goodwill                                    112,131            112,131
Other intangibles, net                       52,082             52,750
Other assets                                    677              1,081
                                 ------------------ ------------------
    Total assets                 $          376,837 $          352,507
                                 ================== ==================

Liabilities and stockholders'
 equity
Current liabilities:
     Accounts payable and
      accrued expenses           $           52,795 $           62,433
     Current maturities of long-
      term debt and obligations
      under capital leases                   50,829             10,132
                                 ------------------ ------------------
     Total current liabilities              103,624             72,565

Long-term debt and obligations
 under capital leases                        64,813             68,000
Deferred income taxes                         8,230              8,230
Other liabilities                             2,614              2,681
                                 ------------------ ------------------
     Total liabilities                      179,281            151,476
Total stockholders' equity                  197,556            201,031
                                 ------------------ ------------------
Total liabilities and
 stockholders' equity            $          376,837 $          352,507
                                 ================== ==================




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
            Consolidated Statements of Income (Unaudited)
              (In thousands, except for per share data)

                                                   Three Months Ended
                                                   -------------------
                                                   September October
                                                    30, 2007  1, 2006
                                                   --------- ---------

Net revenues:
  E-commerce                                       $114,503  $109,259
  Other                                              31,307    27,873
                                                   --------- ---------

       Total net revenues                           145,810   137,132

Cost of revenues                                     85,929    82,318
                                                   --------- ---------

Gross profit                                         59,881    54,814

Operating expenses:
  Marketing and sales                                42,779    42,370
  Technology and development                          5,235     5,161
  General and administrative                         15,218    13,343
  Depreciation and amortization                       4,870     4,744
                                                   --------- ---------

       Total operating expenses                      68,102    65,618
                                                   --------- ---------

Operating loss                                       (8,221)  (10,804)

Other income (expense):
   Interest income                                      178       337
   Interest expense                                  (1,545)   (1,828)
   Other                                                 18        11
                                                   --------- ---------

Total other income (expense), net                    (1,349)   (1,480)
                                                   --------- ---------

Loss before income taxes                             (9,570)  (12,284)
Income tax benefit                                    3,780     4,865
                                                   --------- ---------

Net loss                                            ($5,790)  ($7,419)
                                                   ========= =========

Basic and diluted net loss per common share          ($0.09)   ($0.11)
                                                   ========= =========

Weighted average shares used in calculation of
 basic and diluted net loss per common share         62,638    65,195
                                                   ========= =========




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                Consolidated Statements of Cash Flows
                            (In thousands)
                             (unaudited)

                                          Three Months Ended
                                 -------------------------------------
                                 September 30, 2007  October 1, 2006
                                 ------------------ ------------------

Operating activities
Net loss                                   ($5,790)           ($7,419)
Reconciliation of net loss to
 net cash used in operations:
  Depreciation and amortization              4,870              4,744
  Deferred income taxes                     (3,780)            (4,865)
  Stock based compensation                   1,469              1,020
  Bad debt expense                             584                238
  Other non-cash items                          97                 56
  Changes in operating items:
       Receivables                          (4,489)            (7,078)
       Inventories                         (21,179)           (21,581)
       Prepaid and other                    (8,766)           (16,776)
       Accounts payable and
        accrued expenses                    (9,638)             6,391
       Other assets                            351               (387)
       Other liabilities                       (67)               562
                                 ------------------ ------------------

  Net cash used in operating
   activities                              (46,338)           (45,095)

Investing activities
Capital expenditures                        (4,332)            (6,146)
Other                                           48               (262)
                                 ------------------ ------------------

  Net cash used in investing
   activities                               (4,284)            (6,408)
Financing activities
Proceeds from employee stock
 options                                       846                138
Proceeds from bank borrowings               50,000             37,000
Repayment of notes payable and
 bank borrowings                           (12,481)              (363)
Repayment of capital lease
 obligations                                    (9)              (173)
                                 ------------------ ------------------

  Net cash provided by financing
   activities                               38,356             36,602
                                 ------------------ ------------------

Net change in cash and
 equivalents                               (12,266)           (14,901)
Cash and equivalents:
  Beginning of period                       16,087             24,599
                                 ------------------ ------------------

  End of period                           $  3,821           $  9,698
                                 ================== ==================




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
                         Category Information
                            (in thousands)
                              (unaudited)

                                          Three Months Ended
                                --------------------------------------
                                September 30,  October 1,
                                    2007          2006      % Change
                                ------------- ------------- ----------

Net revenues:
  1-800-Flowers.com Consumer
   Floral                       $     87,599  $     82,668       6.0%
  BloomNet Wire Service                9,891         7,166      38.0%
  Gourmet Food & Gift Baskets         23,162        22,224       4.2%
  Home & Children's Gifts             24,735        24,867      (0.5%)
  Corporate (*)                        1,125           915      23.0%
  Intercompany eliminations             (702)         (708)      0.8%
                                ------------- -------------
Total net revenues              $    145,810  $    137,132       6.3%
                                ============= =============

                                          Three Months Ended
                                --------------------------------------
                                September 30,  October 1,
                                    2007          2006      % Change
                                ------------- ------------- ----------

Gross profit:
  1-800-Flowers.com Consumer
   Floral                       $     34,096  $     31,451       8.4%
                                        38.9%         38.0%

  BloomNet Wire Service                5,609         4,100      36.8%
                                        56.7%         57.2%

  Gourmet Food & Gift Baskets          9,483         8,519      11.3%
                                        40.9%         38.3%

  Home & Children's Gifts             10,206        10,342      (1.3%)
                                        41.3%         41.6%

  Corporate (*)                          507           446      13.7%
                                        45.1%         48.7%

  Intercompany eliminations              (20)          (44)     54.5%
                                ------------- -------------
Total gross profit              $     59,881  $     54,814       9.2%
                                ============= =============
                                        41.1%         40.0%
                                ============= =============

                                          Three Months Ended
                                --------------------------------------
                                September 30,  October 1,
                                    2007          2006      % Change
                                ------------- ------------- ----------

Category Contribution Margin:
  1-800-Flowers.com Consumer
   Floral                       $     11,945  $      7,870      51.8%
  BloomNet Wire Service                2,564         1,702      50.6%
  Gourmet Food & Gift Baskets         (1,855)       (1,574)    (17.9%)
  Home & Children's Gifts             (2,296)       (1,878)    (22.3%)
                                ------------- -------------
Category Contribution Margin
 Subtotal                             10,358         6,120      69.2%
  Corporate (*)                      (13,709)      (12,180)    (12.6%)
                                ------------- -------------
EBITDA                               ($3,351)      ($6,060)    (44.7%)
                                ============= =============




(*) Corporate expenses consist of the Company's enterprise shared service cost centers, and include, among other items, Information Technology, Human Resources, Accounting and Finance, Legal, Executive and Customer Service Center functions, as well as Share-Based Compensation. In order to leverage the Company's infrastructure, these functions are operated under a centralized management platform, providing support services throughout the organization. The costs of these functions, other than those of the Customer Service Center, which are allocated directly to the above categories based upon usage, are included within corporate expenses as they are not directly allocable to a specific category.




               1-800-FLOWERS.COM, Inc. and Subsidiaries
                    Selected Financial Information
        Appendix A - Reconciliations of Historical Information
                            (In thousands)
                             (unaudited)

Reconciliation of Net Income to EBITDA:

                                                    Three Months Ended
                                                    ------------------
                                                    September October
                                                     30, 2007  1, 2006
                                                    --------- --------

Net loss                                             ($5,790) ($7,419)
Add:
   Interest expense                                    1,545    1,828
   Depreciation and amortization                       4,870    4,744

Less:
   Interest income                                       178      337
   Other income                                           18       11
   Income tax benefit                                  3,780    4,865
                                                    --------- --------

EBITDA                                               ($3,351) ($6,060)
                                                    ========= ========



    CONTACT: 1-800-FLOWERS.COM, Inc.
             Investors:
             Joseph D. Pititto, 516-237-6131
             invest@1800flowers.com
             or
             Media:
             Steven Jarmon, 516-237-4675
             sjarmon@1800flowers.com